AgriFORCE

DEROOSE PLANTS N.V.
BINDING LETTER OF INTENT

February 23th

The following terms form the basis for the terms of the intended acquisition of (all) shares in DeRoose Plants N.V. and its subsidiaries by AgriForce Growing Systems Ltd. These indicative terms are neither exhaustive nor unconditional, as they are (inter alia) subject to confirmation of underlying assumptions. Any findings in Due Diligence investigations as part of the acquisition process may require changes to same. The intended Share Purchase Agreement shall set additional terms and/or set out whole or part of the indicative terms in greater detail.

Bidding entity	AgriForce Growing Systems Ltd. ("AgriForce") or other principal in the AgriForce group, to be disclosed in due time (if applicable)
Target entity	Deroose Plants N.V. ("Deroose" or the "Company") including any and all of its subsidiaries under which Exotic Plants BvBa hereinafter ("the Group")
Selling entities	Shareholders of Deroose Plants N.V. , together also "Sellers"
Effective date	1st of January 2022
Purchase price	Subject to findings and valuation aspects of the Due Diligence Investigation ("DD"), the purchase price (based on a purchase of 100% of the shares in the Company) will consist of the following elements : • An amount of Euro 61,05 million for all shares in the Company. This amount will be payable in three terms, Euro 58,05 million at closing, Euro 1,5 million after 1 year from closing and Euro 1,5 million 2 years after closing. • Any cash and debt free adjustments (to be agreed upon by Sellers and Agriforce) based on the consolidated balance sheet in the audited annual accounts 2021 shall be added to/reduced from the gross purchase price due at completion. For this calculation, the existing loans / current accounts with shareholders will be taken into account, these will be settled with the Company before closing. • A minimum of 85% of the Company's shares must be sold as a condition of this Agreement. Any shares not sold to AgriForce shall be subject to a new shareholders agreement to be agreed between AgriForce and the remaining shareholders.

Letter Subject: Letter of Intent
Date February 23th 2022

	• The purchase price shall be allocated such that Euro 41.05 million shall be attributable to Deroose Plants N.V. and Euro 20 million shall be allocated to the plantation crops (Annex 1) held by Exotic Plants BvBa or any other Group company attached hereto as. • An Earn Out based on the audited annual report 2022, to be calculated as the difference between the realized EBITDA 2022 (accounting for normalisations) and an amount of Euro 4,35 million, multiplied by 10. The Earn Out is maximized to Euro 10 million. As part of normalisation of EBITDA, intercompany transactions and transactions between the Company and Sellers, and any associated revenue shall not be considered as part of earnings. • The earn out will be increased by the profit (selling price minus the current book value of € 323k) on the sale of the property of approximately 10ha in Kluiven owned by Deroose, provided that this sale has taken place no later than 1 year after closing. • There are several requirements of Purchaser on which the purchase price is based, that will need to be established through the audited annual accounts of the Company and verified accordingly in DD. Among other requirements, the: - Consolidated EBITDA 2021 of the Company amounts to Euro 3,7 million or more on a non-normalized basis - Consolidated Net Profits 2021 of the Company amounts to Euro 1,5 million or more - Consolidated Equity of the Company on the Effective Date amounts to Euro 4,8 million or more; - External validation of the Company's 2022 forecasting and budget with an EBITDA of € 4,8 million (as approved by the shareholders of the Company) to support a 2022 expected EBITDA of at least Euro 5 million. - The Company having sufficient working capital at its disposal, in keeping with the average working capital in preceding years and being sufficient for the Companies working capital requirements for 2022. - Confirmation of the total debt of the Group and real estate valuations of all major real estate properties held within the Group . - All the required fixed assets that Deroose needs to operate identified in a fixed asset register (Agriforce is aware of the fact that part of the fixed assets is leased or hired by the Company.) Deviation from these requirements may lead to adjustments in the intended purchase price.

	• Any and all actions or effects that will diminish the value contained in the Company in the period between the Effective Date and Closing shall be for Sellers' account ("Leakage") and Sellers shall compensate Purchaser for same. • There shall be no consideration for interest, nor for value accrual between the Effective Date and Closing Date. • All existing loans and financial relations with shareholders and/or group entities must be settled at the date of transfer of the purchased shares (closing date). • The transaction shall take place as a Cash and Debt free purchase, save for the requirement that the company shall have sufficient working capital at its disposal, based on normalized working capital on the Effective Date in keeping with the average working capital in preceding years and working capital on the effective date being sufficient for the Companies working capital requirements for 2022. There shall be no compensation for such working capital, as sufficient working capital is a requirement on which the Purchase Price is based. • AgriForce offers Sellers the opportunity to convert up to 30% of the purchase price in AgriForce shares. AgriForce is willing to make the AgriForce shares subject to a put option at 1 year after closing should the Sellers choose to return the AgriForce shares to AgriForce in return for the cash value based upon the Purchase price. We are happy to clarify this point further. • The purchase price will be paid in cash. Any portion of the Purchase Price converted into AgriForce shares shall be deducted from the purchase price amount due in cash. The value of the AgriForce shares shall be based upon the five-day volume weighted moving average closing price of the AgriForce shares at the closing.
Strategic Alliance SIAT	• Part of the deal is the implementation of a strategic alliance between Deroose and shareholder SIAT with respect to the further development production and trade of Plantation Crops (Rubber and Palm Oil plants). For the avoidance of doubt, such a strategic alliance shall not limit the Company in its ability to market or sell any of its products and/or services to any party other than SIAT (no exclusivity).
Strategy and business operations	• AgriForce endorses the headlines of the strategy of Deroose for the coming years and is pleased to discuss this further in strategic sessions with management of Deroose.

DS
DL

DS
JVG

Letter Subject: Letter of Intent
Date February 23th 2022

	• AgriForce is willing to support the strategy by delivering knowledge and resources that will enable Deroose to accelerate the implementation of such plans as have been developed (and budgeted for) in consultation with AgriForce.
Management	• AgriForce offers a stock and/or option plan for (future) key management. • CEO Maurice van Winden will at date closing resign from SIAT NV and will be employed at Deroose Plants NV. at the lesser of the existing compensation terms with SIAT or the fair market value of the CEO position in the industry. • The board of directors of the company will consist of 5 members. Jan Gesquière will resign as a member of the board of directors but will together with Sam Sabbe be invited to attend the board meetings and obtain a right to information for the period until 1 year after closing. • Reginald Deroose will continue to be a member of the board of directors and is invited to continue his current role within the company. We would like to discuss that in more detail with him.
Process and conditions	• Confirmation of the LE 2021 figures by validated consolidated annual accounts of the Group, each of which must be validated by an auditor's report that does not bestow qualifications, warnings or imposes actionables. • For the calculation of the earn out, the EBITDA 2022 will be determined based on the audited consolidated financial accounts 2022 of the Group, subject to normalization and with the exclusion of intercompany transactions for the purposes of establishing earnings. • Validation of the budget 2022 by an external party. • Confirmation that the Group is sole owner of (inter alia) the intellectual property as described in Annex 1, that such ownership is not encumbered, and that the Group is the sole beneficiary of any and all associated rights benefits. • Conducting due diligence research to AgriForce's satisfaction. • Agreement on strategic alliance between Deroose and SIAT regarding the plantation crop business, which agreement is to be reached between Purchaser and SIAT, subject to completion of the transaction. • Parties to reach agreement on terms of purchase as per a definitive share purchase agreement, including all conditions precedent for closing. • AgriForce and the minority shareholders to reach a shareholders agreement. • Shareholder approval by AgriForce.

DS
DL

DocuSigned by:
Jan Van Gysel
E2C12643A0004BA...

R.D.

Letter Subject: Letter of Intent
Date February 23th 2022

	• Each party shall bear any and all of its own costs in relation to the intended transaction, regardless of the outcome. Neither party shall be entitled to compensation for costs or damages where the parties do not reach unconditional agreement on the Transaction, save in case of proven fraud or deception ("bedrog / misleiding"). • AgriForce will use its best efforts to complete due diligence and to sign the definitive share purchase agreement and shareholders agreement for the transaction not later than 60 business days from the date of this Binding Letter of Intent, unless otherwise agreed to by both parties. AgriForce will require approximately 40-60 business days until final closing for the formal steps with respect to stock exchange regulations and shareholder approval.
Further conditions	• Any transaction is subject to the outcome of due diligence investigation and its findings; • Any transaction is subject to complete agreement on the terms as evidenced by a share purchase agreement (including warranties, indemnities and securities) and all other required legal documentation. • Any transaction shall be subject to approval from AgriForce's shareholders, investors, stakeholders and its board of directors, which will be submitted based on satisfactory due diligence and transaction documentation to the satisfaction of Purchaser. • Any transaction is subject to consent of fiscal, competition and securities authorities if and where required.
Others	• This Binding Letter of Intent is strictly confidential and should not be shared with any third party, save for such advisors as are held to professional standards of confidentiality. • This Binding Letter of Intent and subsequent agreements are governed by Belgian law with the Court of Ghent as forum except with respect to matters concerning issuance of common shares and other securities matters which shall be governed by U.S. federal law. • Sellers will not enter into any negotiations with other parties or propose any transaction similar to the transaction described in this term sheet until July 31st 2022. • News announcement to be included. A news release to be jointly agreed (in accordance with SEC regulations ; 8-K and other SEC filings).

Letter Subject: Letter of Intent
Date February 23th 2022

For approval dated February 23th 2022:

AgriForce Growing Systems LTD

By: Ingo Mueller

Shareholders Deroose

SIAT NV
Jean Van Gysel (Director)

DocuSigned by:
Jan Van Gysel
E2C12643A0004BA...

SIAT NV
Dirk Lambrecht (Vice-Chairman, Director)

DocuSigned by:
Dirk Lambrecht
C111D742B9E44D7...

Jan Gesquière

Reginald Deroose

Letter Subject: Letter of Intent
Date February 23th 2022

Annex 1

Non-floriculture crops

Crops can be divided in three groups for tissue culture purposes.
Deroose Plants has extensive experience with crops from all three groups, as opposed to many other TC companies

- Non-woody tropical crops
- Woody crops
- Herbaceous temperate crops

Active marketing, research and development

Genus/Species	Common name	Status	Description	Opportunity
Ananas	Pineapple	active	Good protocols for pine-apple are developed. Currently only one type is propagated as a food crop, millions are made for Floriculture	Deroose can have acces to a breeding programme of one of it Licensor for Fruit pineapple. The opportunity has not been actively followed up until now, but can offer large revenues. Actual market 17 trillion pineaples/year
Capsicum annuum	Bell pepper	active/ R&D	In a joint project with BasF Nunhems new varieties of bell pepper are developed that cannot be propagated by seeds. IP on propagation and hardening is at DRP. Varieties are protected by Nunhems	Large scale propagation and marketing together with Nunhems
Citrullus lanatus	Watermelon	active	Seedless watermelon varieties that cannot be propagated by cuttings and seeds. IP on propagation and hardening is at DRP. Varieties are protected by Nunhems	Large scale propagation and marketing together with Nunhems
Cynara scolymus	Artichoke	active	Project in joint effort with BasF Nunhems. Plants can only be propagated by tissue culture. IP on propagation and hardening is at DRP. Varieties are protected by Nunhems	Large scale propagation and marketing together with Nunhems
Elaeis guineensis (ZE)	Oil palm	R&D	A joint effort between SIAT, PalmElit, Inrab and DRP. DRP has developed the protocols for propagation and hardening. Inrab/PalmElit are owners of genetics. There is a cooperation letter for production and field testing. Final license contract to be negotiated. Varieties of other breeders can be added.	The global market for young plants of oil palm is very large (600-1bln). There are no commercial companies offering the TC plants freely in the market.
Glycine max	Soybean	R&D	A joint project with Inari, one of the largest Soy bean breeders. DRP develops the protocol for TC propagtion and licenses the use	Income of license agreements and further growth by copying this to other crops and breeders.
Hevea brasiliensis	Rubber tree	active	Together with SIAT clones are tested in lab and field. The clones are free of licenses. We are negotiating a deal with a Chinese breeder for protected varieties	The global market for young plants is immense. Currently grafted plants are used with lower productivity. Market may be between 500-750mln per annum.
Musa	Banana	active	Signed contract with largest breeding station in Africa. DRP has protocols for propagation in place for Floriculture use. These can be copied.	Banana is the fourth food crop in the world. Large opportunity to acces Asian, African and (South-) American markets.
Theobroma cacao	Cocoa	active/R&D	Small-scale production for SIAT. Due to focus on Rubber and Palm, this opportunity has been slowed down recently.	The global market for cocoa is large. Contacts have been established with some of the largest players in the market.
Vaccinium	Blueberry	active	In a joint effort with Fall Creek, one of the largest producers of blueberry, DRP is producing TC cuttings in China for the Chinese market. Upon success the cooperation can be extended to other areas.	Blueberry is grown and produced by Fall Creek in many regions in the world.

Full protocol, no active marketing

Genus/Species	Common name	Status	Description	Opportunity
Actinidia arguta	Kiwiberry	active	We used to produce this crop in cooperation with University of Ghent. Full protocol has been developed and used	The product can also be propagated by cuttings. Propagation in a laboratory in Europe is not cost effective
Agave	Agave	active	All protocols developed, but not marketed as a non-floriculture plant	The sales teams are focused on floriculture business for this crop, because other uses are grown outside current sales areas.
Aloe (Vera)	Aloe	active	All protocols developed, but not marketed as a non-floriculture plant	The sales teams are focused on floriculture business for this crop, because other uses are grown outside current sales areas.
Coffea	Coffee	active	produced at Exotic Plants in the past. Full protocol available	The market for coffee plants is quite large, but a cooperation with government/breeder is necessary.
Curcuma	Turmeric	active	Previously produced as a floriculture crop.	Curcuma can also be grown as a food crop.
Echinacea	Coneflower	active	Previously produced as a floriculture crop.	
Eucalyptus	Eucalyptus	R&D	Currently Eucalyptus is being produced for floriculture use.	The market for Eucalyptus trees can be further developed.
Fragaria	Strawberry	active	This crop was produced in China. A good source of genetics is needed	DRP can start production in USA and CN, but needs a EU partner.
Solanum Tuberosum	potato	active	Exotic Plant used to produce for potato breeders. For hardening new investment in greenhouses were needed which have not been done.	Potato is ons of the largets TC crops worldwide for production of mini-tubers.

Experience within team, no active marketing

Genus/Species	Common name	Status	Description	Opportunity
Argania Spinosa	Argan tree		In the past research was done on this tree type.	DRP has no position in current market.
Laurus	bay leaf		Protocol was in development.	
Phoenix dactylifera	date palm	R&D	first step we made for protocol development	Date is one of the largest TC crops in Middle East and north Africa. The opportunity was not pursued due to other priorities.

DS JVG

DS DL

R.D.

Letter Subject: Letter of Intent
Date February 23th 2022